Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Declares Special Cash Dividend of $4.30 Per Share

VONORE, Tenn. — May 27, 2016 — MasterCraft (NASDAQ: MCFT) today announced that its Board of Directors has declared a special cash dividend of $4.30 per share of common stock. The dividend, totaling an aggregate payment of approximately $80.0 million, will be paid on June 10, 2016, to shareholders of record as of the close of business on June 6, 2016. The special dividend will be funded through existing cash and borrowings under a new credit facility.

Terry McNew, MasterCraft’s President and Chief Executive Officer, commented, “As we stated when we announced our share repurchase program in February, MasterCraft’s Board is committed to consistently evaluating the most prudent uses of the company’s strong balance sheet and free cash flow in order to maximize shareholder value, and today’s announcement demonstrates that commitment. Our currently unlevered balance sheet and access to attractive financing allow us to recognize and reward shareholders with a meaningful return of capital.  In addition, our new capital structure will allow us to create additional equity value going forward by utilizing free cash flow to repay debt.”

Continued McNew, “As our investors know, MasterCraft has a very efficient business model which generates meaningful free cash flow.  We believe this transaction is a prudent way to leverage that cash flow to provide a current return to our shareholders while continuing to drive long-term value creation through the sustained growth of our business.”

The special dividend will be funded with cash on hand and borrowings under an amended and restated senior secured credit facility provided by the company’s existing lenders.  The amended and restated facility provides the company with a new $50 million term loan, in addition to maintaining its capacity under its existing $30 million revolving credit facility.  On a pro-forma basis that reflects the transaction, MasterCraft expects to have total debt of less than 1.4x reported Adjusted EBITDA for the 12 months ended March 27, 2016, and liquidity of approximately $25 million.

Commented McNew, “Following completion of this transaction we will maintain a very conservative balance sheet, ample liquidity, and strong cash generation.  Most important, we preserve the financial and operational flexibility to pursue our key strategic growth initiatives and to continue driving the sustainable, profitable growth and margin expansion our investors have come to expect from MasterCraft.”

At $4.30 per share, MasterCraft’s special dividend represents approximately 33 percent of the company’s closing stock price on May 26, 2016. Pursuant to NASDAQ rules, when a dividend is declared in a per share amount that exceeds 25 percent of its stock price, the date its shares will begin to trade without the dividend, or ex-dividend, is the first business day following the payable date. The company expects NASDAQ to apply this rule and the ex-dividend date as set by NASDAQ will be June 13, 2016, the first business day following the dividend’s payable date. Stockholders of record on the record date who sell their shares prior to the ex-dividend date will not receive the special cash dividend.

The company expects that a portion of the special dividend will be in excess of its current and accumulated earnings and profits, with this excess amount treated as a nondividend distribution for U.S. federal income tax purposes, which will reduce the tax basis of a shareholder’s common shares. If the nondividend distribution exceeds the shareholder’s basis in its common stock, the remainder of the nondividend distribution in excess of the shareholder’s basis will be treated as a capital gain. MasterCraft intends to provide a preliminary estimate of its accumulated earnings and profits through fiscal year end June 30, 2016 on or prior to July 25, 2016 in the Investor Relations section of its website (www.mastercraft.com).  Since the earnings and profits amount will not be finalized until MasterCraft completes its corporate income tax returns for the June 30, 2016, fiscal year, the Company expects to provide final information as soon as it is available, but no later than January 2017.

The U.S. federal income tax treatment of holding common stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. MasterCraft’s stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to them, in light of their particular investment or tax circumstances, of the receipt of the special dividend.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and future performance, as well as our expectations relating to the future, are forward-looking statements within the meaning of these laws. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on these statements.  These statements are based on current expectations and speak only as of the date of such statements. Important risk factors regarding the company and these statements are included in the reports we file with the SEC.

About MCBC Holdings, Inc.:

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same — to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

CONTACT:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillacrt.com

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